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                                   EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
FP Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-32788) on Form S-8 of FP Bancorp, Inc. of our report dated January 20, 1998, relating to the consolidated balance sheets of FP Bancorp, Inc. and subsidiary as of December 31, 1997, and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of FP Bancorp, Inc.



                                        KPMG Peat Marwick LLP


San Diego, California
March 10, 1998